Exhibit 10.2

2020 Retention Agreement Amendment

Dear <<Employee Name>>,
In recognition of the important role you have today and in anticipation of your contributions moving forward, Tricida, Inc. (“Company”) previously offered you retention awards in the form of equity and cash pursuant to the terms of a Retention Agreement, dated September 10, 2020 (the “2020 Retention Agreement”). The equity and cash awards were also granted pursuant to, and subject to the terms of, the Tricida, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the applicable award agreement and the Terms and Conditions provided below. We are pleased to inform you that on October 18, 2021, the Compensation Committee of the Board of Directors (“Committee”) approved certain amendments to the 2020 Retention Agreement, which we believe make the awards more attractive from an employee’s perspective and support our objectives of retaining and incentivizing our employees during this critical period for the Company.
Equity Awards
You received a stock option grant that was originally scheduled to vest in three (3) tranches conditioned upon the successful completion of the applicable performance milestone. The Committee has amended the criteria for vesting to include two additional performance milestones, which must be achieved by December 31, 2022, subject to the terms of the Stock Option Agreement. Any portion of the option that does not vest based on completion of the performance milestones prior to December 31, 2022 will automatically be forfeited and canceled for no consideration. Vesting is capped at 100% of the shares subject to the stock option grant regardless of whether we achieve all of the performance milestones set forth below.
1)NDA resubmission - 25% vest
2)NDA approval – 50% vest
3)Commercial launch - 25% vest
4)New Performance Milestone: [Performance Milestone]
5)New Performance Milestone: [Performance Milestone]

Cash Retention Awards
You were previously awarded four (4) Cash Retention Awards under Article IV (Performance Awards) of the 2018 Plan, with each award valued at [XX]% of your then-current 2020 base salary and payable upon the successful completion of the performance milestones. You have already received payment for the first Cash Retention Award based on the occurrence of an End-of-Review Type A meeting in October 2020.
The Committee has amended and superseded the performance milestones necessary to receive the three remaining Cash Retention Awards, conditioned upon the successful completion of these performance milestones by December 31, 2022, and provided that you otherwise meet the Cash Retention Award Terms and Conditions provided below.

1.Type A meeting to occur by December 31, 2020 (achieved)
2.New Performance Milestone: Successful execution on VALOR-CKD, including subject recruitment and retention and event rate, as determined by the Committee
3.New Performance Milestone: [Performance Milestone]
4.New Performance Milestone: [Performance Milestone]

For the avoidance of doubt, the original performance milestones for NDA resubmission, approval and commercial launch by December 31, 2022 are no longer in effect for the Cash Retention Awards.
The equity and cash awards described above shall be subject to taxes and other required deductions.
Except as otherwise provided herein, all other terms and conditions of your 2020 Retention Agreement are unchanged. In order to reflect this change, we ask that you confirm acceptance of the modification of the performance milestones by signing in the space below.
Thank you for all your hard work and commitment to the Company and veverimer. We look forward to your continued contribution in 2021 and beyond.

Sincerely,

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Amendment to Tricida, Inc., I hereby acknowledge and agree to be bound by the terms and conditions of this Amendment.

____________________________________
Name: _____________________________
Date: ______________________________

7000 Shoreline Court, Suite 201 South San Francisco, CA 94080 415.429.7800

Cash Retention Award Terms and Conditions

Your right to the payment of the Cash Retention Award is subject to the achievement of the performance milestones and the following Terms and Conditions:
•You are actively employed by the Company on the payment date;
•You are in good standing with the Company on the payment date;
•With due diligence and good faith, you fulfill your job responsibilities and meet your performance objectives both related to your present position and/or related to any position at the Company held by you in the future; and
•You do not resign your employment for any reason before the payment date.

Please note that this letter is not intended to guarantee employment for any specific duration and your employment with the Company remains “at will.”
7000 Shoreline Court, Suite 201 South San Francisco, CA 94080 415.429.7800